Exhibit 10.9

1452 Delta Lane Suite 101 Huntington Beach Ca 92647, USA	P. +1 714 655 2936 www.rocketlabusa.com

Employee Offer Letter

8 March 2018

Adam Spice

Dear Adam

We are delighted to offer you the position of Chief Financial Officer with us at Rocket Lab USA, Inc. (the “Company” or “RLUS”). The terms of your individual employment agreement are detailed below.

1.	Position. Your position will be as Chief Financial Officer of the Company.

2.	Duties. You will be responsible for such duties as are normally associated with such position. You will report directly to the Chief Executive Officer.

a.	See position description in Exhibit C

3.	Location. You will be headquartered in our facility located in 14520 Delta Lane, Suite 101, Huntington Beach, California, 92647.

4.	Compensation.

a.	You will be paid a starting salary of $300,000 (gross) per annum, payable on the Company’s regular bi-weekly payroll dates.

b.

In addition, you will be eligible to participate in an annual short term incentive scheme with a target of $50,000.00 (gross). The performance criteria will be split 50:50 (Company:personal) and the detailed targets will be agreed with you upon commencement.

5.	Vacation. Vacation is accrued at 4.62 hours per pay period, which is equivalent to three weeks (120 hours) on an annual basis.

6.

Benefits. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that I have attached hereto as Exhibit A.

7.

Stock Options. You will be eligible to participate in the Company’s stock option plan. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock Option Plan, as described in that plan, and the terms and conditions of the Non-Qualified Stock Option Grant Notice and Non-Qualified Stock Option Agreement and Incentive Stock Option Grant Notice and Incentive Stock Option Agreement attached hereto as Exhibit D-1 and Exhibit D-2, respectively. You will be granted an option to purchase 627,000 shares of the Company’s Common Stock, which represents approximately 1.65% of the Company’s outstanding Common Stock on a fully-diluted, as-converted basis as of the date hereof, including outstanding Common Stock and Common Stock reserved for future issuance under the Company’s Stock Option Plan.

1452 Delta Lane Suite 101 Huntington Beach Ca 92647, USA	P. +1 714 655 2936 www.rocketlabusa.com

8.

Confidential Information and Proprietary Information Agreement. As a condition of employment, you will be required to sign and comply with a Confidentiality and Proprietary Information Agreement attached hereto as Exhibit B, which among other things, prohibits unauthorized use or disclosure of Company proprietary information.

a.

As an Employee you will be required to protect Trade Secrets, Customer Lists and Other Proprietary Information. Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer. This includes, but is not limited to, the names of Employer’s customers, its marketing strategies, operations, or any other information of any kind, which would be deemed confidential or proprietary information of Employer.

b.

At all times, both during the term of this agreement and after its termination, Employee shall (other than in the course of fulfilling the Employee’s duties as an employee) hold all Confidential Information in confidence and shall not, either directly or indirectly:

i.	use or disclose any Confidential Information other than to the extend necessary to carry out this agreement, or as required by law to be disclosed;

ii.	remove, disclose or copy any Confidential Information without the Employer’s express approval;

iii.	use any Confidential Information, or information gained through employment, for the Employee’s own benefit or for the benefit of any third party or organization; or

iv.	use or attempt to use any Confidential Information in any manner, which may directly or indirectly injure or cause loss (whether directly or indirectly) to the Employer’s business.

c.

At all times, the Employee will use his/her best endeavors to prevent any intentional or unintentional disclosures (by any means) of Confidential Information to any other person or organization that is not authorized to receive the Confidential Information.

9.	Company Policies.

a.	As a Company employee, you will be expected to abide by the Company’s rules and standards.

b.	Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

10.

International Traffic and Arms Regulations. The management of Rocket Lab is committed to fully complying with the International Traffic in Arms Regulations (ITAR) as set forth by the Arms Export Control Act (AECA) and as regulated and authorized by the Directorate of Defense Trade Controls (DDTC). Rocket Lab is further committed to complying with all other U.S. export laws

1452 Delta Lane Suite 101 Huntington Beach Ca 92647, USA	P. +1 714 655 2936 www.rocketlabusa.com

and regulations that may be applicable. The management of Rocket Lab will maintain appropriate resources and training to satisfy this policy and assign personnel as needed to ensure Company compliance with the ITAR. It is the responsibility of all Rocket Lab employees to follow the Company guidelines as set forth in the Company’s Technology Control Plan.

11.

I-9 Condition to Employment. As a condition of employment, you will be required to sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and provide satisfactory proof of your identity as required by United States law.

12.

Background Check and drug testing. Your employment is further subject to satisfactory completion of a background check. In addition in compliance with local, state and federal laws, as a condition of employment, you must complete a preemployment drug test. Specific location will be provided upon acceptance of this offer.

13.

Representation. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity, including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

14.

Employment Relationship. Notwithstanding any of the above, your employment with the Company is “at will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer or duly appointed representative.

15.	Dispute Resolution. Any dispute or claim relating to or arising out of our employment relationship shall be governed by the Mutual Agreement to Arbitrate Claims attached hereto as Exhibit E.

16.

Outside Activities. While you render services to the Company, you agree that you will only engage in previously agreed to consulting activities and such other activities that the board of directors of the Company reasonably determines do not create a conflict or interfere with your duties as Chief Financial Officer; provided, that you are expressly permitted to continue your service as a member of the board of directors of Enevate Corporation. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

17.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

18.

Entire Agreement. If you accept this offer, this letter, the Company’s 2013 Stock Option and Grant Plan, the Non-Qualified Stock Option Grant Notice and Non- Qualified Stock Option Agreement, the Incentive Stock Option Grant Notice and Incentive Stock Option Agreement and the Confidential Information and Proprietary Information Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Confidential Information and Proprietary Information Agreement or contrary to those contained in this letter or the Confidential Information and Proprietary Information Agreement, that may have been made to you are expressly cancelled and superseded by this offer. The offer letter shall be governed by California law without regard to its conflict of law provisions and principles.

1452 Delta Lane Suite 101 Huntington Beach Ca 92647, USA	P. +1 714 655 2936 www.rocketlabusa.com

To accept this offer, please sign and date this letter, and the attached Confidentiality and Proprietary Information Agreement and return it to the Company by 9 March 2018 along with a signed and satisfactory I-9 Immigration form.

Should you accept this offer of employment, you will start in your new role as soon as possible and on a date to be agreed. If you have any questions prior to your start date, please feel free to email t.ranchodbhai@rocketlab.co.nz. We look forward to you joining the team!

Very truly yours,

Rocket Lab USA, Inc.

By:	/s/ Peter Beck

Name:	Peter Beck

Title:	Chief Executive Officer

ACCEPTED AND AGREED:

By:	/s/ Adam Spice

Name:	Adam Spice

Date:	April 2, 2018

1452 Delta Lane Suite 101 Huntington Beach Ca 92647, USA	P. +1 714 655 2936 www.rocketlabusa.com

EXHIBIT A

EMPLOYEE BENEFITS SUMMARY

EXHIBIT B

ROCKET LAB USA, INC.

EMPLOYEE CONFIDENTIAL AND PROPRIETARY INFORMATION AGREEMENT

EXHIBIT C

POSITION DESCRIPTION